N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Health Care Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		0		0		6,009,943	13.45
Class B		0		0		2,031,549	12.36
Class C		0		0		2,292,867	12.35
Class I		0		0	  	443,863	13.84


Evergreen Utility and Telecommunications Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		6,497,392	0.23		28,784,774	9.85
Class B		618,512		0.19		3,162,906	9.85
Class C		1,335,822	0.19		7,247,682	9.85
Class I		214,640		0.24 		947,301		9.86